SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 23, 2013

INFINITY AUGMENTED REALITY, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-53446	71-1013330
(State of Incorporation)	(Commission File Number)	(IRS Employer ID)

45 Broadway, 6th Floor

New York, NY 10006

(Address of principal executive offices)

(212) 201-4070

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 23, 2013, Infinity Augmented Reality, Inc. (formerly known as Absolute Life Solutions, Inc.) (the “Company”) entered into a Securities Purchase Agreement with Credit Strategies, LLC (the “Lead Investor”). The Company raised a principal amount of $200,000 in the initial closing of the Transaction Agreements. Pursuant to the terms of the Securities Purchase Agreement, the Company intends to sell from time to time to the Lead Investor and other accredited investors a minimum of $200,000 and a maximum of $5,000,000 in principal amount of Convertible Debentures of the Company (the “Convertible Debenture”) which will be convertible into shares of Common Stock at an initial conversion price of $0.25 per share. The Convertible Debentures will have a term of five years and an interest rate of 1.2% per annum, payable semi-annually in cash or in kind at the option of the Company. If in kind, interest will be paid at the rate of $0.25 per share. The Company will also issue warrants (“Warrants”) to purchase a number of shares of the Company’s Common Stock equal to the number of shares that a Convertible Debenture could be converted into (i.e. a warrant to purchase 400,000 shares for $100,000 in principal amount of Convertible Debenture). The Warrants have an exercise price of $0.50 per share, with cashless exercise rights, which Warrants expire five (5) years after issuance. The Securities Purchase Agreement, each issued Convertible Debenture, each issued Warrant, and all ancillary documents referred to in those agreements (collectively the “Transaction Agreements”) also limit the Company’s ability to enter into certain financing transactions without the consent of the Lead Investor who also was granted a Right of First Refusal on such transactions. The Transaction Agreements contain a conversion limitation on a holder’s beneficial ownership of in excess of 9.9% of the Company’s then issued and outstanding Common Stock. The foregoing description is qualified in its entirety by the Transaction Agreements, copies of which are annexed hereto as Exhibit 10.27.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.27	Securities Purchase Agreement effective April 23, 2013.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  April 25, 2013

INFINITY AUGMENTED REALITY, INC.

By:	/s/ Josh Yifat
Josh Yifat
Chief Financial Officer